UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement.
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2)).
[ ] Definitive proxy statement.
[ ] Definitive additional materials.
[X] Soliciting material pursuant to Section 240.14a-11(c) or Section 240.14a-12.

                 NUI Corporation
------------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          1)   Title of each class of securities to which transaction applies:

               -----------------------------------------------------------------

          2)   Aggregate number of securities to which transaction applies:

               -----------------------------------------------------------------

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               -----------------------------------------------------------------

          4)   Proposed maximum aggregate value of transaction:

               -----------------------------------------------------------------

          5)   Total fee paid:

               -----------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount Previously Paid:

               -----------------------------------------------------------------

          2)   Form, Schedule or Registration Statement No:

               -----------------------------------------------------------------

          3)   Filing Party:

               -----------------------------------------------------------------

          4)   Date Filed:

               -----------------------------------------------------------------

                                Filed by NUI Corporation pursuant to Rule 14a-12
                                       under the Securities Exchange Act of 1934



The following items are filed herewith:

1.   Press release issued by NUI on July 15, 2004; and

2.   Copy of e-mail disseminated to employees of NUI on July 15, 2004.

Linda S. Lennox                              Christopher Reardon
Director, Investor Relations                 Manager, Corporate Communications
(908) 719-4222                               (908) 719-4224
llennox@nui.com                              creardon@nui.com


For Immediate Release


         NUI CORP. ANNOUNCES AGREEMENT TO SELL COMPANY TO AGL RESOURCES
          NUI also receives additional $95 million financing commitment

Bedminster, NJ - July 15, 2004 - NUI Corporation (NYSE:NUI) today announced that it has signed a definitive merger agreement with AGL Resources Inc. (NYSE:ATG) for AGL Resources to acquire all of the outstanding shares of common stock of NUI for $13.70 per share in cash, representing a total equity value of approximately $220 million.

The Boards of Directors of both companies have unanimously approved the merger agreement. The transaction is subject to approval of NUI shareholders, regulatory agencies in the states of New Jersey, Florida, Maryland and Virginia and the Securities and Exchange Commission, clearance under the federal Hart-Scott-Rodino Act and other customary conditions. The merger is not conditioned upon AGL Resources' receipt of financing.

"Today's announcement represents the successful realization of the NUI Board of Directors' plan to sell the company," stated Craig Matthews, NUI's President and Chief Executive Officer. "This agreement marks a giant step forward for NUI. As an investment-grade company, AGL Resources brings financial strength to improve our balance sheet and debt structure. Like NUI, AGL Resources has been operating gas distribution systems for nearly 150 years, and it maintains a strong commitment to its employees and customers and has an outstanding record of involvement in the communities it serves."

Customers of NUI's gas utility operations in New Jersey, Florida, Maryland and Virginia should see no impact on their service as a result of today's agreement, according to NUI Utilities' President Victor Fortkiewicz. "In fact, with continued investments in infrastructure and state-of-the-art technology, we expect the quality of our customer service to be further enhanced over time," Fortkiewicz said.

In addition, NUI has received a commitment from an affiliate of Credit Suisse First Boston for an additional $95 million in credit facilities. This commitment is comprised of a $75 million senior secured credit facility to be made available to NUI Utilities and secured by NUI Utilities' receivables and a $20 million senior unsecured credit facility to be made available to NUI. The NUI Utilities facility matures on May 15, 2005, and the NUI facility matures on November 21, 2005. The new facilities are intended to provide NUI and NUI Utilities with additional liquidity through the close of the sale of the company and can be utilized to purchase gas for the upcoming winter heating season and for general corporate purposes. Credit Suisse First Boston's commitment is subject to various conditions, including the extension of the existing credit facilities of NUI and NUI Utilities to November 21, 2005, and the amendment of the terms of such facilities to allow the new financing. Approval from the New Jersey Board of Public Utilities and from the lenders under NUI's existing credit facilities will be required to consummate the proposed financing. If the proposed new financing and the related financing matters described above are not completed by September 30, 2004, AGL Resources has the right to terminate the merger agreement.

Credit Suisse First Boston LLC and Berenson & Company acted as financial advisors to NUI. White & Case LLP acted as legal advisor to NUI.

Conference Call Information

NUI will hold a live teleconference on Thursday, July 15, 2004, at 11:00 a.m. EDT. The dial-in number for domestic callers is 1-800-314-7867 and 1-719-867-0640 for international callers. Participants should dial in five minutes prior to the scheduled start time. A taped replay of the call will be available on Friday, July 16, 2004, at 8:00 a.m. EDT and ending on Friday, July 23, 2004, at 11:59 p.m. EDT. The dial-in number for the replay is 1-888-203-1112 for domestic callers and 1-719-457-0820 for international callers. The pass code for the replay is 239758.

A live webcast of the call will be available on NUI's website at www.nui.com. Choose "Investor Relations" and then select the webcast icon on the Corporate Overview page. A replay will be available on NUI's corporate website starting Friday, July 16, 2004, at 8:00 a.m. EDT and ending on Friday, July 23, 2004, at 11:59 p.m. EDT.

About NUI

NUI Corporation, based in Bedminster, NJ, is an energy company that operates natural gas utilities and businesses involved in natural gas storage and pipeline activities. NUI Utilities' divisions include Elizabethtown Gas in New Jersey, City Gas Company of Florida and Elkton Gas in Maryland. For more information, visit www.nui.com.

About AGL Resources

AGL Resources Inc. is an Atlanta-based energy services holding company. Its utility subsidiaries - Atlanta Gas Light, Virginia Natural Gas and Chattanooga Gas - serve more than 1.8 million customers in three states. Houston-based subsidiary Sequent Energy Management provides natural gas asset management services, including wholesale trading, marketing, gathering and transportation services as well as third-party asset management. As a member of the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. For more information, visit www.aglresources.com.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed merger. In connection with the proposed transaction, NUI will file with the Securities and Exchange Commission (SEC) a preliminary proxy statement regarding the proposed merger transaction on Schedule 14A. The information contained in such preliminary filing will not be complete and may be changed. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement will be sent to the stockholders of NUI seeking their approval of the proposed transaction. In addition, you may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. Also, you may obtain documents filed with the SEC by NUI free of charge by requesting them in writing from NUI Corporation, P.O. Box 760, Bedminster, NJ 07921, Attention:
Investor Relations, or by telephone at (908) 719-4223.


Participants in Solicitation

NUI and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of NUI in connection with the merger. Information about NUI's directors and executive officers and their ownership of NUI's common stock is included in NUI's Form 10-K, filed with the SEC on May 13, 2004. Additional information about the interests of NUI's participants in the solicitation of proxies in respect of the proposed transaction will be included in the proxy statement when it becomes available.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the potential sale of NUI Corporation and the anticipated additional financing. These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, those factors set forth in NUI Corporation's Form 10-K, Form 10-Q and its other filings with the Securities and Exchange Commission; NUI's ability to consummate the sale; the ability to obtain the regulatory and other approvals required for the transaction on the terms expected or on the anticipated schedule; the ability of NUI and NUI Utilities to satisfy the conditions precedent to obtaining the $95 million of financing committed to by an affiliate of Credit Suisse First Boston; the ability of NUI and NUI Utilities to amend and extend their respective credit facilities; and other uncertainties, all of which are difficult to predict and some of which are beyond NUI Corporation's control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words "expect," "believe," "project," "anticipate," "intend," "should," "could," "will," and variations of such words and similar expressions, are intended to identify forward-looking statements. NUI Corporation does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

                                       ###

[GRAPHIC OMITTED]

********************************************************************************
                                   NUIeXPRESS
                                Sale Announcement
                                  July 15, 2004
********************************************************************************

AGL Resources to Acquire NUI

AGL Resources, headquartered in Atlanta, Georgia, has reached a definitive agreement with NUI to purchase the Company. Copies of the press releases issued by NUI and AGL Resources are found below. AGL Resources is the parent company of the utilities Atlanta Gas Light (the oldest company in Georgia), Chattanooga Gas Company (Tennessee) and Virginia Natural Gas (no relation to NUI's Virginia Gas Company). AGL Resources also operates a wholesale energy management subsidiary; an energy retail marketing company; and a very small fiber optics operation.

The NUI management team believes that AGL Resources is the right partner for NUI. AGL Resources is a nationally respected and financially solid company with a foundation and an operational focus similar to NUI today. The company earned approximately $103 million in Fiscal Year 2003 on operating revenues of $868 million.


THERE WILL BE AN ALL-EMPLOYEE CONFERENCE CALL TODAY AT 9:00 A.M. to discuss the pending sale. At these calls employees will hear from Craig Matthews and Victor Fortkiewicz, followed by a limited question and answer period. Craig and Victor will also introduce Paula Rosput, Chairman, President and Chief Executive Officer of AGL Resources, who will share her thoughts about the future of the combined company. An employee ambassador from AGL Resources also will attend the call at each location outside New Jersey to extend greetings on behalf of AGL Resources and to show a short video about the company. To attend the conference calls, please go to the appropriate locations listed below:

o    Plaza A&B Room

o    Bedminster Board Room

o    Green Lane Conference Room and Shape-Up Room

o    Rahway Shape-Up Room

o    New Village Shape-Up Room

o    Flemington Office

o    Andover Office

o    Miami
     955 East 25th Street
     74th Street Annex

o    Brevard Conference Room

o    Abingdon Conference Room

o    Elkton Conference Room

Employees unable to attend the 9:00 a.m. conference call will be able to dial in and listen to a replay at their convenience beginning at 8:00 a.m. Friday, July
16. To replay the call, dial 1-888-203-1112 and enter access code 650952. You may access the replay at any time and from any phone through 11:59 p.m. Tuesday, July 20.

--------------------------------------------------------------------------------

The following press releases were issued by NUI and AGL Resources this morning at 6:30 a.m.


         NUI CORP. ANNOUNCES AGREEMENT TO SELL COMPANY TO AGL RESOURCES
          NUI also receives additional $95 million financing commitment

Bedminster, NJ - July 15, 2004 - NUI Corporation (NYSE:NUI) today announced that it has signed a definitive merger agreement with AGL Resources Inc. (NYSE:ATG) for AGL Resources to acquire all of the outstanding shares of common stock of NUI for $13.70 per share in cash, representing a total equity value of approximately $220 million.

The Boards of Directors of both companies have unanimously approved the merger agreement. The transaction is subject to approval of NUI shareholders, regulatory agencies in the states of New Jersey, Florida, Maryland and Virginia and the Securities and Exchange Commission, clearance under the federal Hart-Scott-Rodino Act and other customary conditions. The merger is not conditioned upon AGL Resources' receipt of financing.

"Today's announcement represents the successful realization of the NUI Board of Directors' plan to sell the company," stated Craig Matthews, NUI's President and Chief Executive Officer. "This agreement marks a giant step forward for NUI. As an investment-grade company, AGL Resources brings financial strength to improve our balance sheet and debt structure. Like NUI, AGL Resources has been operating gas distribution systems for nearly 150 years, and it maintains a strong commitment to its employees and customers and has an outstanding record of involvement in the communities it serves."

Customers of NUI's gas utility operations in New Jersey, Florida, Maryland and Virginia should see no impact on their service as a result of today's agreement, according to NUI Utilities' President Victor Fortkiewicz. "In fact, with continued investments in infrastructure and state-of-the-art technology, we expect the quality of our customer service to be further enhanced over time," Fortkiewicz said.

In addition, NUI has received a commitment from an affiliate of Credit Suisse First Boston for an additional $95 million in credit facilities. This commitment is comprised of a $75 million senior secured credit facility to be made available to NUI Utilities and secured by NUI Utilities' receivables and a $20 million senior unsecured credit facility to be made available to NUI. The NUI Utilities facility matures on May 15, 2005, and the NUI facility matures on November 21, 2005. The new facilities are intended to provide NUI and NUI Utilities with additional liquidity through the close of the sale of the company and can be utilized to purchase gas for the upcoming winter heating season and for general corporate purposes. Credit Suisse First Boston's commitment is subject to various conditions, including the extension of the existing credit facilities of NUI and NUI Utilities to November 21, 2005, and the amendment of the terms of such facilities to allow the new financing. Approval from the New Jersey Board of Public

Utilities and from the lenders under NUI's existing credit facilities will be required to consummate the proposed financing. If the proposed new financing and the related financing matters described above are not completed by September 30, 2004, AGL Resources has the right to terminate the merger agreement.

Credit Suisse First Boston LLC and Berenson & Company acted as financial advisors to NUI. White & Case LLP acted as legal advisor to NUI.

                                     ******


                    AGL RESOURCES TO ACQUIRE NUI CORPORATION

    Addition of Urban Utility Operations in New Jersey, Florida and Maryland
                          Expands Geographic Footprint

Atlanta, Ga., July 15, 2004 - AGL Resources (NYSE: ATG) today announced that its board of directors has approved a definitive merger agreement under which the company will acquire all the outstanding shares of NUI Corporation (NYSE: NUI) for $13.70 per share in cash, or $220 million in the aggregate based on approximately 16 million shares currently outstanding, and the assumption of NUI's outstanding debt at closing. At March 31st, NUI had approximately $607 million in debt and $136 million of cash on its balance sheet, bringing the current net value of the acquisition to $691 million.

NUI is a diversified energy company that operates natural gas utilities and natural gas storage and pipeline businesses. The company, which in the past year has shed a majority of its non-regulated businesses, provides natural gas to approximately 367,000 residential, commercial and industrial customers in New Jersey, Florida, Maryland and Virginia.

The acquisition will strengthen AGL Resources' position as a preeminent operator of natural gas utility assets in the Eastern United States by incrementally expanding its base of strong urban utility operations. With this acquisition, AGL Resources -- named by Platts Global Energy as the 2003 Gas Company of the Year -- will:

     o Expand its geographic footprint along the East Coast, reaching from Florida to New Jersey;
     o Increase its customer base by approximately 20 percent to a total of more than 2.2 million customers;
     o    Modernize operations and upgrade service quality to NUI's customers;
     o    Acquire strategic natural gas storage assets and pipeline connections;
     o    Enhance its asset management capabilities; and
     o Expect to see earnings accretion within the first full year after closing, based on AGL Resources' experience integrating Virginia Natural Gas.

"Today's announcement is the culmination of a multi-month process to identify an appropriate strategic opportunity in the regulated sphere," said Paula G. Rosput, AGL Resources' chairman, president and chief executive officer. "We've spent the time necessary to understand NUI's operations and the challenges the company has faced in recent months. We have a clear line of sight to improving NUI's business to a level on par with our other utilities. We have a patient and deliberate growth strategy, and this transaction exemplifies that disciplined approach. We will apply that same discipline toward consolidating NUI's operations and assets for the benefit of all our stakeholders."

"We have developed a track record of strong financial performance in large part because of our ability to run utility operations exceptionally well," said Richard T. O'Brien, AGL Resources executive vice president and chief financial officer. "This transaction provides an incremental opportunity to build on that track record and enhance shareholder value. We look forward to working cooperatively with the regulatory and governmental agencies to close the transaction in a reasonably short timeframe and remove the uncertainty that has hung over NUI since it announced its intention to sell the company almost one year ago."

The transaction is subject to the approval of NUI's shareholders; the Securities and Exchange Commission; the state regulatory agencies of New Jersey, Florida, Maryland and Virginia; the expiration of the Hart-Scott-Rodino waiting period; and various other closing conditions. The merger agreement has been included as an exhibit to AGL Resources' Current Report on Form 8-K filed to be filed today with the Securities and Exchange Commission. Upon closing, NUI Corporation's operations will become wholly owned subsidiaries of AGL Resources.

The purchase of NUI shares will be funded primarily through the issuance of equity, and AGL Resources expects to refinance a portion of NUI's outstanding debt upon closing. AGL Resources expects to maintain its strong investment-grade ratings and its current dividend policy post-acquisition.

Morgan Stanley acted as financial advisor, and LeBoeuf, Lamb, Greene & MacRae, L.L.P. acted as legal counsel to AGL Resources.

--------------------------------------------------------------------------------

ABOUT AGL RESOURCES AGL Resources was named by Platts Global Energy as the 2003 Gas Company of the Year. It is a regional energy holding company with operations throughout the Southeast, providing service through three wholly owned natural gas utility subsidiaries, an asset management company and the largest retail gas marketer in Georgia. With more than 20 years' business experience on average, the AGL Resources management team brings a wealth of knowledge and problem-solving capabilities to the company. Combined, its affiliate companies represent more than 400 years of experience, service and community spirit.

AGL Resources utilizes innovation, industry knowledge and strategically located assets to grow in an emerging energy marketplace. The company, its management team and employees maintain best practices across operations and work toward flawless execution in everything the company does.


AGL at a Glance:
Headquarters: Atlanta
Employees: 2,100
Customers: 1.8 million
Communities Served: more than 250 in five states
Ticker Symbol: ATG (NYSE)

Web Site: www.aglresources.com


Natural Gas Distribution Services and Pipeline Operations

o Construct, manage and maintain gas pipeline in Georgia, Tennessee and Virginia, serving more than 1.8 million customers

o Operate three local distribution companies: Atlanta Gas Light Company, Chattanooga Gas Company and Virginia Natural Gas

Wholesale Energy Services

o Wholly owned subsidiary Sequent Energy Management delivers smarter ways to manage energy assets, gain access to natural gas resources and optimize energy systems for our customers.

Energy Investments

o SouthStar Energy Services - 70 percent AGL Resources-owned, energy retail marketing company that sells natural gas services to more than 550,000 customers in Georgia under the brand name Georgia Natural Gas


Executive Team (partial)

Paula G. Rosput          Chairman, President and CEO
Richard T. O'Brien       Exec. VP and Chief Financial Officer
Kevin P. Madden          Exec. VP, Distribution and Pipeline Operations
Paul R. Shlanta          Senior VP and General Counsel
Melanie M. Platt         Senior VP and Chief Administrative Officer

--------------------------------------------------------------------------------

A Message from Craig Matthews:

I came to NUI to help you through a difficult time - the sale of the Company. In my time here I have found my roots taking hold again. I spent my career in a traditional utility environment and I recognize that NUI has never lost its traditional core values. That is why today's announcement is good news. AGL Resources is a solid, core-valued company, as well. They are a good fit for us - and for you.

I know this is not what any of you ever envisioned for your Company. Many of you still are disappointed and worried about your future. But the sale of NUI became inevitable. In light of that, I truly believe today's announcement is good news. AGL Resources has been through two acquisitions and both went very smoothly, due in large part to the integrated transition approach they bring to the process. They are financially stable and have a strong credit rating. They have a strong track record of investment in infrastructure and technology - good news for employees and customers, alike. And they take pride in supporting the communities they serve.

The coming months will be a learning experience for all of us as we get to know each other. Meanwhile, please reach out to our Public Affairs Department with your thoughts and questions. We may not have all the answers yet, but we will do our best to keep you as informed as we can.

Craig Matthews
President


A Message from Paula Rosput:

[GRAPHIC OMITTED]

Welcome to AGL Resources. You are joining a family of companies that has a similar tradition to one you've known and has been the source of pride for many years for Elizabethtown Gas, City Gas, Elkton Gas and Virginia Gas. NUI has always spoken to "new ideas, traditional values," and AGL Resources to "experience, commitment and vision." Together as a combined company, I believe we will reach new heights in customer service, community involvement and employee satisfaction. It's an exciting vision with the promise of a bright future.

We have watched as developments have occurred recently at NUI, and we are very sensitive to the uncertainty that has affected all employees over this period of time. It is very difficult to adopt a "business as usual" mentality when so many external events are affecting the company. We understand that employees are eager to know what will happen next, and are ready to try to get on with the work of the company, and their lives. Starting today we will begin to work toward a transition so we can complete the deal and get going as soon as possible.

We commit to you a climate of openness. I hope to see as many of you as possible at our town hall meetings next week. At that time, please feel free to ask the many questions you must have. We are going to try to answer all the questions you have as quickly as possible so we can focus on the job of the business -- to satisfy customers.

/s/ Paula Rosput

--------------------------------------------------------------------------------

Do you have additional questions? Of course you do.
If you have questions about today's announcement or AGL Resources, please direct your inquiries to the NUI Public Affairs Department.

     o    Chris Reardon at 908-719-4224 or creardon@nui.com

     o    The NUI Employee Hotline at 1-877-201-9773

All questions and comments will be kept confidential. Unless otherwise instructed, questions and answers may be anonymously shared with all employees through future issues of NUI Express or other communications to employees.

--------------------------------------------------------------------------------

Additional Information and Where to Find It

This publication may be deemed to be solicitation material in respect of the proposed merger. In connection with the proposed transaction, NUI will file with the Securities and Exchange Commission (SEC) a preliminary proxy statement regarding the proposed merger transaction on Schedule 14A. The information contained in such preliminary filing will not be complete and may be changed. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement will be sent to the stockholders of NUI seeking their approval of the proposed transaction. In addition, you may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. Also, you may obtain documents filed with the SEC by NUI free of charge by requesting them in writing from NUI Corporation, P.O. Box 760, Bedminster, NJ 07921, Attention: Investor Relations, or by telephone at (908) 719-4223.

Participants in Solicitation

NUI and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of NUI in connection with the merger. Information about NUI's directors and executive officers and their ownership of NUI's common stock is included in NUI's Form 10-K, filed with the SEC on May 13, 2004. Additional information about the interests of NUI's participants in the solicitation of proxies in respect of the proposed transaction will be included in the proxy statement when it becomes available.

Forward Looking Statements

This publication contains forward-looking statements, including statements related to the potential sale of NUI Corporation and the anticipated additional financing. These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, those factors set forth in NUI Corporation's Form 10-K, Form 10-Q and its other filings with the Securities and Exchange Commission; NUI's ability to consummate the sale; the ability to obtain the regulatory and other approvals required for the transaction on the terms expected or on the anticipated schedule; the ability of NUI and NUI Utilities to satisfy the conditions precedent to obtaining the $95 million of financing committed to by Credit Suisse First Boston LLC; the ability of NUI and NUI Utilities to amend and extend their respective credit facilities; NUI Utilities ability to satisfy the terms and conditions precedent to the draw down of its Delay Draw Term Loan and refinance its Medium Term Notes; and other uncertainties, all of which are difficult to predict and some of which are beyond NUI Corporation's control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words "expect," "believe," "project," "anticipate," "intend," "should," "could," "will," and variations of such words and similar expressions, are intended to identify forward-looking statements. NUI Corporation does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.